As filed with the Securities and Exchange Commission on June 27, 2003
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------


          FORM S-3                                                FORM S-3

    CARNIVAL CORPORATION                                        CARNIVAL PLC

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    REPUBLIC OF PANAMA                                        ENGLAND AND WALES
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

        59-1562976                                                  NONE
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

     3655 N.W. 87TH AVENUE                                     CARNIVAL HOUSE
   MIAMI, FLORIDA 33178-2428                                 5 GAINSFORD STREET
      (305)  599-2600                                          LONDON, SE1 2NE
                                                             011 44 20 7805 1200

       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                               ARNALDO PEREZ, ESQ.
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                  AND SECRETARY
                              CARNIVAL CORPORATION
                              3655 N.W. 87TH AVENUE
                            MIAMI, FLORIDA 33178-2428
                                 (305) 599-2600
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)


                                   COPIES TO:

                              JOHN C. KENNEDY, ESQ.
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000



         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO
PUBLIC: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [_]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ______

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained in this Registration Statement also relates to the Registration Statement on Form S-3 (Registration No. 33-63563), filed by Carnival Corporation, registering the issuance of up to 150,000 shares of Carnival Corporation Common Stock for issuance under the Plan referred to herein.

                                         CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                      PROPOSED      PROPOSED MAXIMUM
                                                                      MAXIMUM           AGGREGATE
                                                  AMOUNT TO BE     OFFERING PRICE    OFFERING PRICE         AMOUNT OF
  TITLE OF SECURITIES TO BE REGISTERED             REGISTERED         PER UNIT                           REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Carnival Corporation common stock,                 850,000 (1)       $31.96 (2)     $27,166,000.00 (2)   $2,198.00
  par value $0.01
----------------------------------------------------------------------------------------------------------------------------
Carnival plc, special voting share,                    1             $ 1.66 (4)     $         1.66           --- (5)
  (pound) 1.00 par value (3)
----------------------------------------------------------------------------------------------------------------------------
Trust shares of beneficial interest in           1,000,000 (9)          N/A                N/A                N/A (6)
  P&O Princess Special Voting Trust (7)(8)
----------------------------------------------------------------------------------------------------------------------------

(1) Includes an indeterminate number of shares of Carnival Corporation common stock that may be issuable as a result of adjustments for stock splits, stock dividends and similar transactions.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average high and low price of Carnival Corporation common stock on June 24, 2003, as reported on the New York Stock Exchange.

(3) Represents one special voting share of Carnival plc issued to the P&O Princess Special Voting Trust in connection with the dual listed company transaction completed by Carnival plc and Carnival Corporation on April 17, 2003.

(4)  Based on an exchange rate of US$1.66067 = (pound)1.00 as of June 26, 2003.

(5)  The filing fee with respect to this share is less than $0.01.

(6) Participants in the Automatic Dividend Reinvestment Plan will not pay any separate consideration in respect of the trust shares (or the corresponding beneficial interest in the special voting share of Carnival plc), and Carnival plc will not receive any cash or other consideration in respect of the trust shares or the special voting share. Accordingly, no registration fee is payable in respect of the trust shares.

(7) Represents trust shares of beneficial interest in the P&O Princess Special Voting Trust. In connection with the dual listed company transaction, one trust share is paired with each share of Carnival Corporation common stock and is not transferable separately from the share of Carnival Corporation common stock.

(8) Upon each issuance of shares of Carnival Corporation common stock in connection with the Automatic Dividend Reinvestment Plan, participants will receive both shares of Carnival Corporation common stock and an equivalent number of trust shares (which represent a beneficial interest in the special voting share of Carnival plc).

(9) Includes an indeterminate number of trust shares that may be issuable as a result of adjustments for stock splits, stock dividends and similar transactions.

                                EXPLANATORY NOTE

         This joint registration statement consists of (1) a Registration Statement on Form S-3 of Carnival Corporation and (2) a Registration Statement on Form S-3 of Carnival plc (formerly known as P&O Princess Cruises plc), in each case relating to the Automatic Dividend Reinvestment Plan, or Plan, of Carnival Corporation. The Plan permits holders of shares of common stock of Carnival Corporation ("Carnival Corporation Common Stock") to purchase additional shares of Carnival Corporation Common Stock without payment of any brokerage commission or service charge.

         On April 17, 2003, Carnival Corporation and Carnival plc completed a dual listed company transaction, or DLC transaction, which implemented Carnival Corporation & plc's DLC structure. As part of the DLC transaction, Carnival plc issued a special voting share to Carnival Corporation, which transferred such share to the trustee of the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands. Trust shares of beneficial interest in the property subject to the P&O Princess Special Voting Trust were issued to Carnival Corporation. The trust shares represent a beneficial interest in the Carnival plc special voting share. Immediately following such issuance, Carnival Corporation distributed such trust shares by way of a dividend to holders of shares of Carnival Corporation Common Stock. Pursuant to the Pairing Agreement (the "Pairing Agreement"), dated as of April 17, 2003, between Carnival Corporation, The Law Debenture Trust Corporation (Cayman) Limited, as trustee of the P&O Princess Special Voting Trust, and SunTrust Bank, as transfer agent, the trust shares of beneficial interest in the P&O Princess Special Voting Trust are paired with, and evidenced by, certificates representing shares of Carnival Corporation Common Stock on a one-for-one basis. In addition, under the Pairing Agreement, when a share of Carnival Corporation Common Stock is issued to a recipient after the closing of the DLC transaction, a paired trust share will be issued at the same time initially to Carnival Corporation, which will immediately transfer such trust share to the same recipient, whereupon such trust share will be paired with the share of Carnival Corporation Common Stock. Upon each issuance of shares of Carnival Corporation Common Stock to a person under the Plan, an equivalent number of trust shares (which represent a beneficial interest in the special voting share of Carnival plc) will be issued to such person as described in the preceding sentence. Since completion of the DLC transaction, shares of Carnival Corporation Common Stock have been listed and have traded together with the paired trust shares (including the beneficial interest in the Carnival plc special voting share) on the New York Stock Exchange under the ticker symbol "CCL."

         Previously, Carnival Corporation filed a Registration Statement on Form S-3 (Registration No. 33-63563) registering up to 150,000 shares of Carnival Corporation Common Stock for issuance under the Plan. The Board of Directors of Carnival Corporation, on June 25, 2003, amended the Plan to increase the number of authorized and unissued shares of Carnival Corporation Common Stock issuable under the Plan from 150,000 to 1,000,000, subject to adjustment for stock splits, stock dividends, combinations and other similar events affecting the Carnival Corporation Common Stock. Carnival Corporation and Carnival plc are filing this registration statement to register 850,000 additional shares of Carnival Corporation Common Stock, one special voting share of Carnival plc and the paired trust shares of beneficial interest in the P&O Princess Special Voting Trust that may be issued in connection with the Plan, and the Plan prospectus contained herein relates to both this Registration Statement and the one filed previously pursuant to Rule 429 under the Securities Act of 1933.

P R O S P E C T U S
-------------------


                              CARNIVAL CORPORATION
          AUTOMATIC DIVIDEND REINVESTMENT PLAN OF CARNIVAL CORPORATION

         The Automatic Dividend Reinvestment Plan, or Plan, of Carnival Corporation provides holders of shares of Carnival Corporation common stock, with a convenient method of purchasing additional shares of Carnival Corporation common stock without payment of any brokerage commission or service charge.

         The shares of Carnival Corporation common stock purchased under the Plan may be newly issued shares or shares purchased for participants in the open market, at Carnival Corporation's option. The Plan currently provides that shares purchased for participants with reinvested dividends will be purchased at fair market value, as determined in the Plan. Carnival Corporation, however, reserves the right to modify the pricing or any other provision of the Plan at any time. The Plan does not represent a change in Carnival Corporation's dividend policy or a guarantee of future dividends, which will continue to depend on earnings, financial requirements and other factors. Any holder of record of Carnival Corporation common stock is eligible to participate in the Plan.

         Shareholders of Carnival Corporation who enroll in the Plan will continue to be enrolled unless they notify SunTrust Bank, the agent for the Plan, that they wish to withdraw from participation. See "Description of the Plan." Shareholders of Carnival Corporation who do not wish to participate in the Plan will continue to receive cash dividends (if any), as and when declared by the board of directors of Carnival Corporation.

         On April 17, 2003, Carnival Corporation and Carnival plc completed a dual listed company transaction, or DLC transaction, which implemented Carnival Corporation & plc's DLC structure. As a result of the dual listed company transaction, one trust share of beneficial interest in the P&O Princess Special Voting Trust, which represents an equal, undivided beneficial interest in the special voting share issued by Carnival plc, is paired with each share of Carnival Corporation common stock. The trust shares are not detachable from the corresponding shares of Carnival Corporation common stock. Upon each issuance to a person under the Plan of new shares of Carnival Corporation common stock, the non-detachable paired trust shares will also be issued to that same person. Following completion of the dual listed company transaction, shares of Carnival Corporation common stock and the trust shares (including the beneficial interest in the Carnival plc special voting share) are listed and trade together on the New York Stock Exchange under the ticker symbol "CCL."

         This prospectus relates to shares of Carnival Corporation common stock registered for purchase under the Plan and trust shares in the P&O Princess Special Voting Trust that will be paired with such shares of Carnival Corporation common stock and that will represent a beneficial interest in the special voting share of Carnival plc. It is suggested that you retain this prospectus for future reference.

         AN INVESTMENT IN CARNIVAL CORPORATION COMMON STOCK INVOLVES RISKS. SEE RISK FACTORS BEGINNING ON PAGE 5.

================================================================================
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                  The date of this prospectus is June 27, 2003.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

About This Prospectus........................................................i
Where You Can Find More Information..........................................1
Incorporation By Reference...................................................1
The Companies................................................................3
Risk Factors.................................................................5
Forward-Looking Statements..................................................15
Use of Proceeds.............................................................17
Plan of Distribution........................................................17
Description of the Plan.....................................................18
Legal Opinions..............................................................26
Experts.....................................................................26


                             ABOUT THIS PROSPECTUS

         To understand the terms of the Plan, you should carefully read this prospectus. You should also read the documents referred to under the heading "Incorporation by Reference." For more information about Carnival Corporation and Carnival plc, please see "Where You Can Find More Information."

         This prospectus relates to shares of Carnival Corporation common stock registered for purchase under the Plan, trust shares of beneficial interest in the P&O Princess Special Voting Trust that will be paired with such shares of Carnival Corporation and one special voting share of Carnival plc. As part of the dual listed company transaction, Carnival plc issued a special voting share to Carnival Corporation, which transferred such share to the trustee of the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands. Trust shares of beneficial interest in the property subject to the P&O Princess Special Voting Trust were issued to Carnival Corporation. The trust shares represent a beneficial interest in the Carnival plc special voting share. Immediately following such issuance, Carnival Corporation distributed such trust shares by way of a dividend to holders of shares of Carnival Corporation common stock. Pursuant to the Pairing Agreement (the "Pairing Agreement"), dated as of April 17, 2003, between Carnival Corporation, The Law Debenture Trust Corporation (Cayman) Limited, as trustee of the P&O Princess Special Voting Trust, and SunTrust Bank, as transfer agent, the trust shares of beneficial interest in the P&O Princess Special Voting Trust are paired with, and evidenced by, certificates representing shares of Carnival Corporation common stock on a one-for-one basis. In addition, under the Pairing Agreement, when a share of Carnival Corporation common stock is issued to a recipient after the closing of the dual listed company transaction, a paired trust share will be issued at the same time initially to Carnival Corporation, which will immediately transfer such trust share to the same recipient, whereupon such trust share will be paired with the share of Carnival Corporation common stock. Therefore, upon each issuance of shares of Carnival Corporation common stock to a person under the Plan, an equivalent number of trust shares (which represent a beneficial interest in the special voting share of Carnival plc) will be issued to such person as described in the preceding sentence. References in this prospectus to shares of common stock issued under the Plan shall be deemed to include both shares of Carnival Corporation common stock and trust shares in the P&O Princess Special Voting Trust.

         References in this prospectus to "Carnival Corporation" are to Carnival Corporation including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References to "Carnival plc" are to Carnival plc (formerly known as P&O Princess Cruises plc) including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References to the "Carnival Corporation & plc" are to both Carnival Corporation and Carnival plc collectively, following the establishment of the dual listed company structure. For more information about the dual listed company structure, please see "The Companies."

                       WHERE YOU CAN FIND MORE INFORMATION

         Carnival Corporation and Carnival plc have filed with the Commission a joint registration statement on Form S-3 , which registers the issuance of the shares of Carnival Corporation common stock issuable under the Plan, the trust shares of beneficial interest in the P&O Princess Special Voting Trust that are paired with the shares of Carnival Corporation common stock issuable under the Plan and the special voting share of Carnival plc. The joint registration statement consists of a Registration Statement on Form S-3 of Carnival Corporation and a Registration Statement on Form S-3 of Carnival plc. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about Carnival Corporation, Carnival plc and the Plan offered in this prospectus, you should refer to the registration statement and its exhibits.

         You may read and copy any document previously filed by each of Carnival Corporation and Carnival plc with the Securities and Exchange Commission at the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. In the future, Carnival Corporation and Carnival plc will be filing combined reports, proxy statements and other information with the Commission. Copies of such information filed with the Commission may be obtained at prescribed rates from the Public Reference Section. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains a web site (www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as Carnival Corporation and Carnival plc, that file electronically with the Commission. Materials that Carnival Corporation and Carnival plc have filed may also be inspected at the library of the NYSE, 20 Broad Street, New York, New York 10005.

         The periodic reports of Carnival Corporation and Carnival plc under the Exchange Act will contain the consolidated financial statements of Carnival Corporation & plc.

         You should only rely on the information contained in this prospectus and incorporated by reference in it.


                           INCORPORATION BY REFERENCE

Carnival Corporation (file number 1-9610) and Carnival plc (file number 1-15136) are incorporating by reference into this prospectus the following documents filed with the Commission:

         o Carnival Corporation's Annual Report on Form 10-K, as amended by Form 10-K/As filed on March 12, 2003, March 27, 2003 and May 7, 2003 for the fiscal year ended November 30, 2002;

         o Carnival Corporation's Quarterly Report on Form 10-Q for the quarter ended February 28, 2003;

         o Carnival Corporation's Current Reports on Form 8-K filed on December 2, 2002, December 19, 2002, January 8, 2003 and March 21, 2003;

         o Carnival plc's Annual Report on Form 20-F for the fiscal year ended December 31, 2002 (filed under its then name, P&O Princess Cruises plc);

         o Carnival Corporation's and Carnival plc's joint Current Reports on Form 8-K filed on April 17, 2003 (as amended on April 29,
               2003), April 23, 2003, April 30, 2003, May 7, 2003, May 19, 2003,
               May 23, 2003, May 29, 2003, May 30, 2003 and June 25, 2003 (other than any information furnished under Item 9 of such reports);

         o The description of common stock of Carnival Corporation in the Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on July 2, 1987, and any amendment or report filed for the purpose of updating such description;

         o The pro forma financial information required by Article 11 of Regulation S-X contained in the section entitled "Unaudited Pro Forma Financial Information of the Combined Group," in the joint Registration Statement of Carnival Corporation and P&O Princess Cruises plc on Form S-4/F-4, (Registration No. 333-102443); and

         o All other documents filed by Carnival Corporation or Carnival plc pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering.

         You should rely only on the information contained in this document or that information to which Carnival Corporation & plc has referred you. Carnival Corporation & plc have not authorized anyone to provide you with any additional information.

         Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         The documents incorporated by reference into this prospectus are available from Carnival Corporation & plc upon request. Carnival Corporation & plc will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

                              Carnival Corporation
                                  Carnival plc
                              3655 N.W. 87th Avenue
                            Miami, Florida 33178-2428
                         Attention: Corporate Secretary
                     Telephone: (305) 599-2600, Ext. 18018.


Except as provided above, no other information, including information on the web sites of either company, is incorporated by reference into this prospectus.

                                 THE COMPANIES

CARNIVAL CORPORATION & PLC

         On April 17, 2003, Carnival Corporation and Carnival plc (formerly known as P&O Princess Cruises plc) completed a dual listed company transaction, or DLC transaction, which implemented Carnival Corporation & plc's DLC structure. Carnival Corporation and Carnival plc are both public companies, with separate stock exchange listings and different shareholders. The two companies have a single senior executive management team and identical boards of directors and are operated as if they were a single economic enterprise. On a pro forma basis in accordance with accounting principles generally accepted in the United States, or US GAAP, Carnival Corporation & plc would have reported revenues of $6.9 billion and $1.7 billion and net income of $1.3 billion and $138 million for the fiscal year ended November 30, 2002 and the three months ended February 28, 2003, respectively. On the same basis, Carnival Corporation & plc would have reported shareholders' equity of $12.8 billion as at February 28, 2003.

         Carnival Corporation & plc is the largest cruise vacation group in the world, based on revenues, passengers carried and available capacity. Carnival Corporation & plc had, as at June 25, 2003, a combined fleet of 68 cruise ships offering 105,812 lower berths, with 15 additional cruise ships having 36,906 lower berths scheduled to be added over the next three years, and is the leading provider of cruises to all major destinations outside the Far East. Carnival Corporation & plc carried approximately 4.7 million passengers in fiscal 2002. Carnival Corporation & plc also operates two private destination ports of call in the Caribbean for the exclusive use of its passengers and three riverboats on Europe's Danube River and offers land-based tour packages as part of its vacation product alternatives.

         Carnival Corporation & plc offers thirteen complementary brands with leading positions in North America, the UK, Germany, Italy, France, Spain, Brazil, Argentina and Australia. Carnival Corporation & plc has multi-brand strategies that are intended to differentiate it from its competitors and provide products and services appealing to the widest possible target audience across all major segments of the vacation industry. Carnival Corporation & plc is the leading global cruise vacation operator with brands appealing to the widest target audience, focused on sourcing passengers from developed vacation markets where cruising is one of the fastest growing vacation alternatives.

         In addition to Carnival Corporation & plc's cruise operations, Carnival Corporation & plc operates the leading tour companies in Alaska and the Canadian Yukon, through Holland America Tours and Princess Tours. Holland America Tours operates 13 hotels in Alaska and the Canadian Yukon, two luxury dayboats and a fleet of motorcoaches and McKinley Explorer rail cars. Princess Tours is a tour operator in Alaska with five riverside lodges, a fleet of motorcoaches and Midnight Sun Express Rail cars. Carnival Corporation & plc also owns a business-to-business travel agency, P&O Travel, which is responsible for purchasing part of Carnival plc's air travel requirements.

CARNIVAL CORPORATION

         Carnival Corporation was incorporated under the laws of the Republic of Panama in November 1974. Carnival Corporation's common stock and the paired trust shares, which trade together with the common stock, are listed on the NYSE under the symbol "CCL." Carnival Corporation's principal executive offices are located at Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida 33178-2428. The telephone number of Carnival Corporation's principal executive offices is (305) 599-2600.

CARNIVAL PLC

         Carnival plc was incorporated and registered in England and Wales as P&O Princess Cruises plc in July 2000 and was renamed "Carnival plc" on April 17, 2003, the date on which the DLC transaction with Carnival Corporation closed. Carnival plc's ordinary shares are listed on the London Stock Exchange, and Carnival plc's American Depositary Shares, or ADSs, are listed on the NYSE. Effective April 22, 2003, Carnival plc ordinary shares trade under the ticker symbol "CCL" (formerly trading under "POC") on the London Stock Exchange. Effective April 21, 2003, Carnival plc ADSs trade under the ticker symbol "CUK" (formerly trading under "POC") on the NYSE. Carnival plc's principal executive offices are located at Carnival House, 5 Gainsford Street, London, SE1 2NE. The telephone number of Carnival plc's principal executive offices is 011 44 20 7805 1200.

                                  RISK FACTORS

         AN INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A NUMBER OF RISKS. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE SECURITIES. A NUMBER OF THE STATEMENTS IN THIS SECTION ARE FORWARD-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS."

RISKS RELATING TO CARNIVAL CORPORATION & PLC'S BUSINESSES

CARNIVAL CORPORATION & PLC MAY LOSE BUSINESS TO COMPETITORS THROUGHOUT THE VACATION MARKET.

         Carnival Corporation & plc operates in the vacation market, and cruising is one of many alternatives for people choosing a vacation. Carnival Corporation & plc therefore risks losing business not only to other cruise lines, but also to other vacation operators that provide other leisure options, including hotels, resorts and package holidays and tours.

         Carnival Corporation & plc faces significant competition from other cruise lines, both on the basis of cruise pricing and also in terms of the nature of ships and services it will offer to cruise passengers. Carnival Corporation & plc's principal competitors within the cruise vacation industry include:

         o Royal Caribbean Cruises Ltd., which owns Royal Caribbean International and Celebrity Cruises;

         o     Norwegian Cruise Line and Orient Lines;

         o     Disney Cruise Line;

         o     My Travel's Sun Cruises, Thomson, Saga and Fred Olsen in the UK;

         o Festival Cruises, Hapag-Lloyd, Peter Deilmann and Phoenix Reisen in Germany;

         o Festival Cruises, Mediterranean Shipping Cruises, Royal Olympia Cruises and Louis Cruise Line in southern Europe;

         o     Crystal Cruises;

         o     Radisson Seven Seas Cruise Line; and

         o     Silversea Cruises.

         Carnival Corporation & plc also competes with land-based vacation alternatives throughout the world, including, among others, resorts and hotels located in Las Vegas, Nevada, Orlando, Florida, various Caribbean, Mexican, Bahamian and Hawaiian Island destination resorts and numerous vacation destinations throughout Europe and the rest of the world.

         In the event that Carnival Corporation & plc does not compete effectively with other vacation alternatives and cruise companies, its results of operations and financial condition could be adversely affected.

OVERCAPACITY WITHIN THE CRUISE AND COMPETING LAND-BASED VACATION INDUSTRY COULD HAVE A NEGATIVE IMPACT ON NET REVENUE YIELDS, INCREASE OPERATING COSTS, RESULT IN SHIP ASSET IMPAIRMENTS AND COULD ADVERSELY AFFECT PROFITABILITY.

         Cruising capacity has grown in recent years and Carnival Corporation & plc expects it to continue to increase over the next three years as all of the major cruise vacation companies are expected to introduce new ships. In order to utilize new capacity, the cruise vacation industry will need to increase its share of the overall vacation market. The overall vacation market is also facing increases in land-based vacation capacity, which also will impact Carnival Corporation & plc. Failure of the cruise vacation industry to increase its share of the overall vacation market could have a negative impact on Carnival Corporation & plc's net revenue yields. Should net revenue yields be negatively impacted, Carnival Corporation & plc's results of operations and financial condition could be adversely affected, including the impairment of the value of its ship assets. In addition, increased cruise capacity could impact Carnival Corporation & plc's ability to retain and attract qualified crew at competitive costs and, therefore, increase Carnival Corporation & plc's shipboard employee costs.

THE INTERNATIONAL POLITICAL AND ECONOMIC CLIMATE AND OTHER WORLD EVENTS AFFECTING SAFETY AND SECURITY COULD ADVERSELY AFFECT THE DEMAND FOR CRUISES AND COULD HARM CARNIVAL CORPORATION & PLC'S FUTURE SALES AND PROFITABILITY.

         Demand for cruises and other vacation options has been, and is expected to continue to be, affected by the public's attitude towards the safety of travel, the international political climate and the political climate of destination countries. Events such as the terrorist attacks in the US on September 11, 2001, the threat of additional attacks, the recent military action in Iraq, concerns of an outbreak of additional hostilities and national government travel advisories, together with the resulting political instability and concerns over safety and security aspects of traveling, have had a significant adverse impact on demand and pricing in the travel and vacation industry and may continue to do so in the future. Demand for cruises is also likely to be increasingly dependent on the underlying economic strength of the countries from which cruise companies source their passengers. Economic or political changes that reduce disposable income or consumer confidence in the countries from which Carnival Corporation & plc will source its passengers may affect demand for vacations, including cruise vacations, which are a discretionary purchase. Decreases in demand could lead to price discounting which, in turn, could reduce the profitability of its business.

CARNIVAL CORPORATION & PLC MAY NOT BE ABLE TO OBTAIN FINANCING ON TERMS THAT ARE FAVORABLE OR CONSISTENT WITH ITS EXPECTATIONS DUE TO, AMONG OTHER REASONS, THE LOWERING OF THE DEBT RATINGS OF CARNIVAL CORPORATION AS A RESULT OF THE DLC TRANSACTION.

         Access to financing for Carnival Corporation & plc will depend on, among other things, the maintenance of strong long-term credit ratings. Carnival Corporation's debt was, prior to the closing of the DLC transaction, rated "A" by Standard & Poor's, "A2" by Moody's Investors Service and "A" by FitchRatings. Carnival plc's debt was, shortly prior to the closing of the DLC transaction, rated "BBB" by Standard & Poor's, "Baa3" by Moody's and "BBB+" by FitchRatings. On April 14, 2003, Moody's downgraded the long-term ratings of Carnival Corporation from "A2" to "A3" and its short-term rating from "Prime-1" to "Prime-2" to reflect the expected completion of the DLC transaction, and stated that this rating remains on review for further possible downgrade pending final resolution of Carnival Corporation & plc's capital structure. In addition, Moody's stated that the ratings for Carnival plc remain on review for possible upgrade pending final resolution of Carnival Corporation & plc's capital structure. On April 16, 2003,

Standard & Poor's lowered its long-term corporate credit ratings for Carnival Corporation from "A" to "A-" and its short-term corporate credit ratings for Carnival Corporation from "A-1" to "A-2". Concurrently, Standard & Poor's withdrew its "BBB" corporate credit rating for Carnival plc and raised its unsubordinated unsecured debt ratings for Carnival plc from "BBB" to "A-." On April 29, 2003, FitchRatings lowered the rating on Carnival Corporation's unsubordinated, unsecured debt to "A-" and raised the rating on Carnival plc's unsubordinated, unsecured debt to "A-".

         The forecasted cash flow from future operations for Carnival Corporation & plc may be adversely affected by various factors, including, but not limited to, declines in customer demand, increased competition, overcapacity, the deterioration in general economic and business conditions, terrorist attacks, the recent military action with Iraq, ship incidents, adverse publicity and increases in fuel prices, as well as other factors noted under these risk factors and under the "Forward-Looking Statements" section below. To the extent that Carnival Corporation & plc is required, or chooses, to fund future cash requirements, including future shipbuilding commitments, from sources other than cash flow from operations, cash on hand and current external sources of liquidity, including committed financings, Carnival Corporation & plc will have to secure such financing from banks or through the offering of debt and/or equity securities in the public or private markets.

         The future operating cash flow of Carnival Corporation & plc may not be sufficient to fund future obligations, and Carnival Corporation & plc may not be able to obtain additional financing, if necessary, at a cost that meets its expectations. Accordingly, the financial results of Carnival Corporation & plc could be adversely affected.

IF CARNIVAL PLC LOSES ELIGIBILITY FOR INCLUSION IN THE FTSE 100 OR CARNIVAL CORPORATION IS REMOVED FROM THE S&P 500, IT MAY BECOME MORE DIFFICULT FOR CARNIVAL CORPORATION & PLC TO ACCESS THE EQUITY CAPITAL MARKETS.

         Carnival Corporation's common stock remains listed on the NYSE and is expected to continue to be included in the S&P 500. Carnival plc's ordinary shares remain listed on the London Stock Exchange and remain eligible for inclusion in the FTSE series of indices and are included with full weighting in the FTSE 100. If Carnival plc loses eligibility for inclusion in the FTSE 100 or Carnival Corporation is removed from the S&P 500, it may become more difficult for Carnival Corporation & plc to access the equity capital markets, and the liquidity and the value of your securities may be adversely affected.

CONDUCTING BUSINESS INTERNATIONALLY CAN RESULT IN INCREASED COSTS.

         Carnival Corporation & plc operates its business internationally and plans to continue to develop its international presence. Operating internationally exposes Carnival Corporation & plc to a number of risks, including:

         o     currency fluctuations;

         o     interest rate movements;

         o the imposition of trade barriers and restrictions on repatriation of earnings;

         o     political risks;

         o     risk of increases in duties, taxes and governmental royalties;
               and

         o changes in laws and policies affecting cruising, vacation or maritime businesses or governing the operations of foreign-based companies.

If Carnival Corporation & plc is unable to address these risks adequately, its results of operations and financial condition could be adversely affected.

ACCIDENTS AND OTHER INCIDENTS AT SEA OR ADVERSE PUBLICITY CONCERNING THE CRUISE INDUSTRY OR CARNIVAL CORPORATION & PLC COULD AFFECT CARNIVAL CORPORATION & PLC'S REPUTATION AND HARM ITS FUTURE SALES AND PROFITABILITY.

         The operation of cruise ships involves the risk of accidents, illnesses, mechanical failures and other incidents at sea, which may bring into question passenger safety, health, security and vacation satisfaction and thereby adversely affect future industry performance. Incidents involving passenger cruise ships could occur and could adversely affect future sales and profitability. In addition, adverse publicity concerning the vacation industry in general or the cruise industry or Carnival Corporation & plc in particular could impact demand and, consequently, have an adverse impact on Carnival Corporation & plc's profitability.

OPERATING, FINANCING AND TAX COSTS ARE SUBJECT TO MANY ECONOMIC AND POLITICAL FACTORS THAT ARE BEYOND CARNIVAL CORPORATION & PLC'S CONTROL, WHICH COULD RESULT IN INCREASES IN OPERATING AND FINANCING COSTS.

         Some of Carnival Corporation & plc's operating costs, including fuel, food, insurance and security costs, are subject to increases because of market forces and economic or political instability beyond Carnival Corporation & plc's control. In addition, interest rates and Carnival Corporation & plc's ability to secure debt or equity financing, including in order to finance the purchase of new ships, are dependent on many economic and political factors. Actions by US and non-US taxing jurisdictions could also cause an increase in Carnival Corporation & plc's costs. Increases in operating, financing and tax costs could adversely affect Carnival Corporation & plc's results because Carnival Corporation & plc may not be able to recover these increased costs through price increases of its cruise vacations.

ENVIRONMENTAL LEGISLATION AND REGULATIONS COULD AFFECT OPERATIONS AND INCREASE OPERATING COSTS.

         Some environmental groups have lobbied for more stringent regulation of cruise ships. Some groups also have generated negative publicity about the cruise industry and its environmental impact. The US Environmental Protection Agency is considering new laws and rules to manage cruise ship waste. Alaskan authorities are currently investigating an incident that occurred in August 2002 on board Holland America's Ryndam involving a wastewater discharge from the ship. As a result of this incident, various Ryndam ship officers have received grand jury subpoenas from the US Attorney's office in Alaska. If the investigation results in charges being brought, sanctions could include a prohibition of operations in Alaska's Glacier Bay National Park and Preserve for a period of time.

         In addition, pursuant to a settlement with the US government in April 2002, Carnival Corporation pled guilty to certain environmental violations. Carnival Corporation was sentenced under a plea agreement pursuant to which Carnival Corporation paid fines in fiscal 2002 totaling $18 million to the US government and other parties. Carnival Corporation accrued for these fines in fiscal 2001. Carnival Corporation was also placed on probation for a term of five years. Under the terms of the probation, any future violation of environmental laws by Carnival Corporation may be deemed a violation of probation. In addition, Carnival Corporation was required as a special term of probation to develop, implement and enforce a worldwide environmental compliance program. Carnival Corporation is in the process of implementing the environmental compliance program and expects to incur approximately $10 million in additional annual environmental compliance costs in 2003 and yearly thereafter as a result of the program. Since the completion of the DLC transaction, the terms of the environmental compliance program have become applicable to Carnival plc, which will result in higher environmental compliance costs for Carnival plc as well.

         Carnival Corporation & plc's costs of complying with current and future environmental laws and regulations, or liabilities arising from past or future releases of, or exposure to, hazardous substances or to vessel discharges, could increase the cost of compliance or otherwise materially adversely affect Carnival Corporation & plc's business, results of operations or financial condition.

NEW REGULATION OF HEALTH, SAFETY AND SECURITY ISSUES COULD INCREASE OPERATING COSTS AND ADVERSELY AFFECT NET INCOME.

         Carnival Corporation & plc is subject to various international, national, state and local health, safety and security laws, regulations and treaties. The International Maritime Organization, sometimes referred to as the IMO, which operates under the United Nations, has adopted safety standards as part of the International Convention for the Safety of Life at Sea, sometimes referred to as SOLAS, which is applicable to all of Carnival Corporation & plc's ships. Generally SOLAS establishes vessel design, structural features, materials, construction and life saving equipment requirements to improve passenger safety and security.

         In addition, ships that call on US ports are subject to inspection by the US Coast Guard for compliance with SOLAS and by the US Public Health Service for sanitary standards. Carnival Corporation & plc's ships are also subject to similar inspections pursuant to the laws and regulations of various other countries such ships visit. Finally, the US Congress recently enacted the Maritime Transportation Security Act of 2002 which implements a number of security measures at US ports, including measures that relate to foreign flagged vessels calling at US ports.

         Carnival Corporation & plc believes that health, safety and security issues will continue to be areas of focus by relevant government authorities both in the US and abroad. Resulting legislation or regulations, or changes in existing legislation or regulations, could impact the operations of Carnival Corporation & plc and would likely subject Carnival Corporation & plc to increasing compliance costs in the future.

DELAYS IN SHIP CONSTRUCTION AND PROBLEMS ENCOUNTERED AT SHIPYARDS COULD REDUCE CARNIVAL CORPORATION & PLC'S PROFITABILITY.

         The construction of cruise ships is a complex process and involves risks similar to those encountered in other sophisticated construction projects, including delays in completion and delivery. In addition, industrial actions and insolvency or financial problems of the shipyards building Carnival Corporation & plc's ships could also delay or prevent the delivery of its ships under construction. These events could adversely affect Carnival Corporation & plc's profitability. However, the impact from a delay in delivery could be mitigated by contractual provisions and refund guarantees obtained by Carnival Corporation & plc.
         In addition, Carnival Corporation & plc has entered into forward foreign currency contracts to fix the cost in US dollars of some of Carnival Corporation & plc's foreign currency denominated shipbuilding contracts. If any of the shipyards are unable to perform under the related contract, the foreign currency forward contracts related to that shipyard's shipbuilding contracts would still have to be honored. This might require Carnival Corporation & plc to realize a loss on an existing contract without having the ability to have an offsetting gain on its foreign currency denominated shipbuilding contract, thus adversely affecting the financial results of Carnival Corporation & plc.

RISKS RELATING TO THE DLC TRANSACTION

BENEFITS FROM THE DLC STRUCTURE MAY NOT BE ACHIEVED TO THE EXTENT OR WITHIN THE TIME PERIOD CURRENTLY EXPECTED, WHICH COULD ELIMINATE, REDUCE AND/OR DELAY THE IMPROVEMENTS IN COST SAVINGS AND OPERATIONAL EFFICIENCIES EXPECTED TO BE GENERATED BY THE DLC STRUCTURE.

         Since completion of the DLC transaction, Carnival Corporation and Carnival plc have been managed as if they were a single economic enterprise. Carnival Corporation and Carnival plc expect their combination under the DLC structure to enable them to achieve cost savings through synergies as well as enhanced operational efficiencies. However, both may encounter substantial difficulties during this process that could eliminate, reduce and/or delay the realization of the cost savings and synergies that both currently expect. Among other things, these difficulties could include:

         o     loss of key employees;

         o inconsistent and/or incompatible business practices, operating procedures, information systems, financial controls and procedures, cultures and compensation structures between Carnival Corporation and Carnival plc;

         o unexpected integration issues and higher than expected integration costs; and

         o the diversion of management's attention from day-to-day business as a result of the need to deal with integration issues.

As a result of these difficulties, the actual cost savings and synergies generated by the DLC structure may be less, and may take longer to realize, than Carnival Corporation and Carnival plc currently expect.

THE STRUCTURE OF THE DLC TRANSACTION INVOLVES RISKS NOT ASSOCIATED WITH THE MORE COMMON WAYS OF COMBINING THE OPERATIONS OF TWO COMPANIES AND THESE RISKS MAY HAVE AN ADVERSE EFFECT ON THE ECONOMIC PERFORMANCE OF THE COMPANIES AND/OR THEIR RESPECTIVE SHARE PRICES.

         The DLC structure is a relatively uncommon way of combining the management and operations of two companies and it involves different issues and risks from those associated with the other more common ways of effecting such a combination, such as a merger or exchange offer to create a wholly owned subsidiary. In the DLC transaction, the combination was effected primarily by means of contracts between Carnival Corporation and Carnival plc and not by operation of a statute or court order. The legal effect of these contractual rights may be different from the legal effect of a merger or amalgamation under statute or court order and there may be difficulties in enforcing these contractual rights. Shareholders and creditors of either company might challenge the validity of the contracts or their lack of standing to enforce rights under these contracts, and courts may interpret or enforce these contracts in a manner inconsistent with the express provisions and intentions of Carnival Corporation and Carnival plc expressed in such contracts. In addition, shareholders and creditors of other companies might successfully challenge other dual listed company structures and establish legal precedents that could increase the risk of a successful challenge to the DLC transaction. Carnival Corporation & plc is maintaining two separate public companies and complies with both Panamanian corporate law and English company and securities laws and different regulatory and stock exchange requirements in the UK and the US. This structure is likely to require more administrative time and cost than was the case for each company individually, which may have an adverse effect on Carnival Corporation & plc's operating efficiency.

COURTS MAY INTERPRET OR ENFORCE THE CONTRACTS AND OTHER INSTRUMENTS THAT EFFECT THE DLC STRUCTURE IN A MANNER INCONSISTENT WITH THE EXPRESS PROVISIONS AND INTENTIONS OF CARNIVAL CORPORATION AND CARNIVAL PLC.

         Various provisions of the constituent documents of Carnival Corporation and Carnival plc, the equalization and governance agreement and the deeds of guarantee, which were entered into by Carnival Corporation and Carnival plc on April 17, 2003, are intended to ensure that, as far as practicable, the shareholders and creditors of Carnival Corporation and Carnival plc are treated equitably in the event of insolvency of either or both companies and in accordance with the equalization ratio, regardless of where the assets of Carnival Corporation & plc reside. Courts may interpret or enforce these contracts in a manner inconsistent with the express provisions and intentions of Carnival Corporation and Carnival plc expressed in those contracts and other instruments. For instance, a bankruptcy court may not choose to follow the companies' contractual way of allocating liabilities and assets. Therefore, if assets were transferred between the two companies, a court, faced with the liquidation or dissolution of either company, may not adhere to the intentions of Carnival Corporation and Carnival plc to treat both companies' creditors as creditors of Carnival Corporation & plc under their respective deeds of guarantee. As a result, the rights of creditors of a company that transfers assets to the other member of Carnival Corporation & plc may be adversely affected if a court determines that those creditors only have recourse to the assets of that company and not the other company.

ECONOMIC RETURNS ON SHARES OF CARNIVAL CORPORATION AND CARNIVAL PLC WILL BE DEPENDENT UPON THE ECONOMIC PERFORMANCE OF CARNIVAL CORPORATION & PLC, AND THE INABILITY OF ONE COMPANY TO PAY DIVIDENDS MAY LIMIT OR PREVENT THE PAYMENT OF DIVIDENDS BY THE OTHER.

         Under the DLC structure, the dividends paid on shares of Carnival Corporation and Carnival plc will depend primarily on the economic performance of the assets of both companies of Carnival Corporation & plc. Therefore, the past performance of Carnival plc shares and Carnival Corporation shares may not reflect the future performance of these shares. Additionally, if one company is unable to pay dividends on its shares, the other company must make such payments to the other and/or scale back its dividend in order to equalize the distributions in accordance with the equalization ratio. After taking into consideration the actions necessary to equalize such distributions, both companies may be limited in their ability, or unable, to pay dividends.

CHANGES UNDER THE INTERNAL REVENUE CODE, APPLICABLE US INCOME TAX TREATIES, AND THE UNCERTAINTY OF THE DLC STRUCTURE UNDER THE INTERNAL REVENUE CODE MAY ADVERSELY AFFECT THE US FEDERAL INCOME TAXATION OF THE US SOURCE SHIPPING INCOME OF CARNIVAL CORPORATION & PLC.

         Carnival Corporation & plc believe that substantially all of the US source shipping income of each of Carnival Corporation and Carnival plc qualifies for exemption from US federal income tax, under:

         o     Section 883 of the Internal Revenue Code;

         o as appropriate in the case of Carnival plc and its UK resident subsidiaries, the US-UK Income Tax Treaty that entered into force on April 25, 1980, which is referred to below as the "old US-UK treaty", and, when applicable, the new US-UK Income Tax Treaty that entered into force on March 31, 2003, which is referred to as the "new US-UK treaty"; or

         o     other applicable US income tax treaties,

and should continue to so qualify now that the DLC transaction has been completed. The new US-UK treaty contains some limitations that would deny the availability of treaty benefits for income earned through some entities, including some Carnival plc entities. However, the relevant provisions of the new US-UK treaty will not become effective until 2004 and Carnival plc and its UK resident subsidiaries may elect, in some circumstances, to continue application of the old US-UK treaty until twelve months beyond the date on which it would otherwise be effective. Carnival plc believes that it will be able to reorganize prior to the date on which new US-UK treaty becomes applicable such that the relevant US source shipping income should qualify for exemption from US federal income tax under the new US-UK treaty or Section 883. There is, however, no existing US federal income tax authority that directly addresses the tax consequences of implementation of a dual listed company structure such as the DLC structure for purposes of Section 883 or any other provision of the Internal Revenue Code or any income tax treaty and, consequently, the matters discussed above are not free from doubt.

         To date, no final US Treasury regulations or other definitive interpretations of the relevant portions of Section 883 have been promulgated, although regulations have been proposed. Any such final regulations or official interpretations could differ materially from Carnival Corporation's and Carnival plc's interpretation of this Internal Revenue Code provision and, even in the absence of differing regulations or official interpretations, the Internal Revenue Service might successfully challenge either or both interpretations. In addition, the provisions of Section 883 are subject to change at any time by legislation. Moreover, changes could occur in the future with respect to the trading volume or trading frequency of Carnival Corporation shares and/or Carnival plc shares on their respective exchanges or with respect to the identity, residence, or holdings of Carnival Corporation's and/or Carnival plc's direct or indirect shareholders that could affect the eligibility of Carnival Corporation and its subsidiaries and/or certain members of the group consisting of Carnival plc, its subsidiaries and its subsidiary undertakings which are otherwise eligible for the benefits of Section 883 to qualify for the benefits of the Section 883 exemption. Accordingly, it is possible that Carnival Corporation and its ship-owning or operating subsidiaries and/or certain members of the group consisting of Carnival plc, its subsidiaries and its subsidiary undertakings whose tax exemption is based on Section 883 may lose this exemption. If any such corporation were not entitled to the benefits of Section 883, it would be subject to US federal income taxation on a portion of its income, which would reduce the net income of such corporation.

         As noted above, Carnival plc believes that substantially all of the US source shipping income of Carnival plc and its UK resident subsidiaries qualifies for exemption from US federal income tax under either the old or new US-UK treaties, as applicable. In addition, certain companies of Carnival Corporation & plc may rely on other US income tax treaties for similar exemptions from US taxation on US source shipping income. Carnival Corporation and Carnival plc do not believe that the DLC transaction will affect the ability of these corporations to continue to qualify for such treaty benefits. There is, however, no authority that directly addresses the effect, if any, of DLC arrangements or the availability of benefits under the treaties and, consequently, the matter is not free from doubt.

         These treaties may be abrogated by either applicable country, replaced or modified with new agreements that treat shipping income differently than under the agreements currently in force. If any of the corporations discussed in the paragraph above that currently qualify for exemption from US source shipping income under any applicable US income tax treaty do not qualify for benefits under the existing treaties or if the existing treaties are abrogated, replaced or materially modified in a manner adverse to the interests of any such corporation and, with respect to US federal income tax only, such corporation does not qualify for Section 883 exemption, such corporation may be subject to US federal income taxation on a portion of its income, which would reduce the net income of any such corporation.

A SMALL GROUP OF SHAREHOLDERS COLLECTIVELY OWNS APPROXIMATELY 33% OF THE TOTAL COMBINED VOTING POWER OF THE OUTSTANDING SHARES OF CARNIVAL CORPORATION & PLC AND MAY BE ABLE TO EFFECTIVELY CONTROL THE OUTCOME OF SHAREHOLDER VOTING.

         A group of shareholders, consisting of some members of the Arison family, including Micky Arison, and trusts established for their benefit, beneficially owns approximately 44% of the outstanding common stock of Carnival Corporation and owns shares entitled to constitute a quorum at shareholder meetings and to cast approximately 33% of the total combined voting power of the outstanding shares of Carnival Corporation & plc. Depending upon the nature and extent of the shareholder vote, this group of shareholders may have the power to effectively control, or at least to influence substantially, the outcome of shareholder votes and, therefore, the corporate actions requiring such votes.

PROVISIONS IN THE CARNIVAL CORPORATION AND CARNIVAL PLC GOVERNING DOCUMENTS MAY PREVENT OR DISCOURAGE TAKEOVERS AND BUSINESS COMBINATIONS THAT SHAREHOLDERS IN CARNIVAL CORPORATION & PLC MIGHT CONSIDER IN THEIR BEST INTERESTS.

         Carnival Corporation's articles and by-laws and Carnival plc's articles contain provisions that may delay, defer, prevent or render more difficult a takeover attempt that shareholders in Carnival Corporation & plc might consider to be in their best interests. For instance, these provisions may prevent shareholders in Carnival Corporation & plc from receiving a premium to the market price of Carnival Corporation shares and/or Carnival plc shares offered by a bidder in a takeover context. These additional takeover restrictions provide, generally, that no person will be able to obtain control of Carnival Corporation & plc without making an offer to the shareholders of both companies on equivalent terms. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of Carnival Corporation shares or Carnival plc shares if they are viewed as discouraging takeover attempts in the future.

         Specifically, Carnival Corporation's articles contain provisions that prevent third parties, other than the Arison family and trusts for their benefit, from acquiring beneficial ownership of more than 4.9% of the outstanding Carnival Corporation shares without the consent of Carnival Corporation's board of directors and provide for the lapse of rights, and sale, of any shares acquired in excess of that limit. Furthermore, Carnival Corporation's and Carnival plc's governing documents contain provisions that would apply some of the anti-takeover protections provided by the UK Takeover Code to both companies. No third party, other than the Arison family and trusts for their benefit, may acquire additional shares or voting control over shares in either company, if such person would then be able to cast 30% or more of the votes which could be cast on a joint electorate action, without making an equivalent offer for the other company. Carnival Corporation's articles and by-laws provide that Carnival Corporation shareholders cannot act by written consent. The combined effect of these provisions may preclude third parties from seeking to acquire a controlling interest in either company in transactions that shareholders might consider to be in their best interests and may prevent them from receiving a premium above market price for their shares. These provisions may only be amended by both sets of shareholders, voting separately as a class, in a class rights action.

CARNIVAL CORPORATION IS NOT A US CORPORATION, AND SHAREHOLDERS OF CARNIVAL CORPORATION MAY BE SUBJECT TO THE UNCERTAINTIES OF A FOREIGN LEGAL SYSTEM IN PROTECTING THEIR INTERESTS.

         The corporate affairs of Carnival Corporation are governed by its third amended and restated articles of incorporation and amended and restated by-laws and by the corporate laws of Panama. The corporate laws of Panama may differ in some respects from the corporate laws in the United States.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus or incorporated by reference into this prospectus are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation, Carnival plc and Carnival Corporation & plc, including some statements concerning the transactions described in this prospectus, future results, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans" and "estimates" and for similar expressions.

         Because forward-looking statements, including those forecasting earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, costs per available lower berth day, estimates of ship depreciable lives and residual value or business prospects, involve risks and uncertainties, there are many factors that could cause Carnival Corporation's, Carnival plc's and Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this prospectus. These factors include, but are not limited to the following:

         o     achievement of expected benefits from the DLC transaction;

         o     risks associated with the DLC structure;

         o liquidity and index inclusion as a result of the implementation of the DLC structure, including a possible mandatory exchange of Carnival plc shares that may occur under Carnival plc's constituent documents;

         o risks associated with the uncertainty of the tax status of the DLC structure;

         o general economic and business conditions which may impact levels of disposable income of consumers and the net revenue yields for the cruise brands of Carnival Corporation & plc;

         o conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives;

         o     the impact of operating internationally;

         o the international political and economic climate, the recent military action in Iraq, other armed conflicts, terrorist attacks, availability of air service, and other world events and negative publicity and their impact on the demand for cruises;

         o accidents and other incidents at sea affecting the health, safety, security and vacation satisfaction of passengers;

         o the ability of Carnival Corporation & plc to implement its shipbuilding program and brand strategies and to continue to expand its businesses worldwide;

         o the ability of Carnival Corporation & plc to attract and retain shipboard crew and maintain good relations with employee unions;

         o the ability to obtain financing on terms that are favorable or consistent with Carnival Corporation & plc's expectations;

         o the impact of changes in operating and financing costs, including changes in foreign currency and interest rates and fuel, food, insurance and security costs;

         o changes in the tax, environmental, health, safety, security and other regulatory regimes under which Carnival Corporation & plc operates;

         o     continued availability of attractive port destinations;

         o the ability to successfully implement cost improvement plans and to integrate business acquisitions;

         o continuing financial viability of Carnival Corporation & plc's travel agent distribution system;

         o     weather patterns or natural disasters; and

         o the ability of a small group of shareholders effectively to control the outcome of shareholder voting.

         These risks and other risks are detailed in the section entitled "Risk Factors" and in the SEC reports of Carnival Corporation and Carnival plc. That section and those reports contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Carnival Corporation & plc's forward-looking statements and/or adversely affect Carnival Corporation & plc's businesses, results of operations and financial positions, which statements and factors are incorporated in this prospectus by reference.

         Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this prospectus, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

                                 USE OF PROCEEDS

         Carnival Corporation has no basis for estimating precisely the number of shares of Carnival Corporation common stock that will ultimately be sold under the Plan or the prices at which the shares will be sold. However, Carnival Corporation proposes to use the net proceeds from the sale of newly issued shares pursuant to the Plan, when and as received, for general corporate purposes. If shares are purchased for the Plan in the open market, Carnival Corporation will not receive any proceeds in connection with such purchases.

         Carnival plc will not receive any proceeds from the issuance of the trust shares of beneficial interest in the P&O Princess Special Voting Trust that are paired with the shares of Carnival Corporation common stock that will be issued under the Plan. The special voting share of Carnival plc was previously issued to Carnival Corporation and Carnival plc will not receive any consideration in respect of the special voting share in connection with the Plan.


                              PLAN OF DISTRIBUTION

         Carnival Corporation is offering holders of Carnival Corporation common stock the opportunity to purchase additional shares of Carnival Corporation common stock without payment of any brokerage commission or service charge. Carnival Corporation will either pay directly or reimburse the administrator of the Plan for the expenses of administering the Plan.

                             DESCRIPTION OF THE PLAN

         The provisions of the Plan are set forth below in question and answer format. The Plan was approved by the Board of Directors of Carnival Corporation on October 9, 1995, and became effective as of October 9, 1995. The Board of Directors of Carnival Corporation, on June 25, 2003, amended the Plan to increase the number of authorized and unissued shares of Carnival Corporation Common Stock issuable under the Plan from 150,000 to 1,000,000, subject to adjustment for stock splits, stock dividends, combinations and other similar events affecting the Carnival Corporation Common Stock. All shares of Carnival Corporation common stock issued and to be issued by Carnival Corporation pursuant to the Plan have been or will be, when issued, fully paid and nonassessable.

         As a result of the DLC transaction, one trust share of beneficial interest in the P&O Princess Special Voting Trust, which represents an equal, undivided beneficial interest in the special voting share issued by Carnival plc, is paired with each share of Carnival Corporation common stock. Consequently, upon each issuance of shares of Carnival Corporation common stock to a person under the Plan, an equivalent number of the non-detachable paired trust shares will also be issued to the same person. The trust shares are not detachable from the corresponding shares of Carnival Corporation common stock. All trust shares to be issued pursuant to the Plan will be, when issued, fully paid and nonassessable. Carnival Corporation's common stock and the paired trust shares (including the beneficial interest in the Carnival plc special voting share) are listed and trade together on the NYSE under the ticker symbol "CCL." For more information on the paired trust shares, see "About This Prospectus."

1.       WHAT IS THE PLAN?

         The Plan provides that Carnival Corporation's eligible owners of common stock may reinvest their cash dividends automatically in shares of Carnival Corporation common stock.

2.       WHAT IS THE PURPOSE OF THE PLAN AND WHAT ARE ITS ADVANTAGES?

         The Plan offers a convenient and economical way for holders of record of Carnival Corporation's common stock to increase their ownership of shares of Carnival Corporation common stock without incurring brokerage commissions or service charges and without having to pay full dealer mark-ups, if any. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to a participant's account. Participants will be credited with dividends on full and fractions of shares held under the Plan.

         To the extent that shares purchased under the Plan are purchased from Carnival Corporation from its authorized and unissued shares of common stock, Carnival Corporation will use the proceeds of the sale for general corporate purposes.

3. WHO ADMINISTERS THE PLAN AND WHAT REPORTS WILL PARTICIPANTS RECEIVE CONCERNING THE PLAN?

         SunTrust Bank (the "Agent"), a bank unaffiliated with Carnival Corporation, will administer the Plan. The Agent arranges for the custody of share certificates, keeps records, sends statements of account to participants, and makes purchases of shares of Carnival Corporation common stock under the Plan for the account of participants. The Agent will send each participant a statement of his or her account under the Plan as soon as practicable following each purchase of shares of Carnival Corporation common stock. Each statement will show (a) any dividends credited; (b) plan shares purchased and fractional shares allocated; (c) the cost per share of the purchased shares and fractional shares; (d) the number of whole shares for which certificates have been issued, if any; and (e) the beginning and ending balances of whole shares and fractional shares. The Agent will also provide Plan participants with copies of any amendments to the Plan and any Prospectuses relating to the Plan together with information for reporting dividend income for federal income tax purposes. The Agent will also serve as custodian of shares purchased under the Plan to protect participants from loss, theft or destruction of stock certificates.

         All inquiries, notices, requests and other communications by participants concerning the Plan should be sent to the Agent at:

                                  SUNTRUST BANK
                                  Mail Code 258
                                 P. O. Box 4625
                             Atlanta, GA 30302-4625

         Participants may also contact the Agent by telephone at 1-800-568-3476.

         Participants are required to promptly notify the Agent in writing of any change of address. Notices or statements from the Agent may be given or made by letter addressed to the participant at his or her last address of record with the Agent and any such notice or statement shall be deemed given or made when received by the participant or 5 days after mailing, whichever occurs earlier.

         Carnival Corporation reserves the right to assume the administration of the Plan at any time and without prior notice to Plan participants. In the event the Agent should resign or otherwise cease to act as an agent or as custodian of shares under the Plan, Carnival Corporation will make such other arrangements as it deems appropriate for administration of the Plan and the custody of shares purchased under the Plan.

4.       WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

         Any shareholder owning of record shares of Carnival Corporation common stock is eligible to participate in the Plan. Participation in the Plan is entirely voluntary. If any shareholder owns stock which is registered in a name other than his or her own, such as in the name of a broker, bank nominee or trustee, and wishes to participate in the Plan, it will be necessary for him or her to withdraw his or her shares from "street name" or other registration and register the stock in his or her own name.

5.       HOW DOES AN ELIGIBLE STOCKHOLDER PARTICIPATE?

         Any eligible shareholder may participate in the Plan at any time by completing an authorization card and returning it to the Agent. The authorization card authorizes the Agent to establish an account for the participant. In addition, the authorization card will direct the Agent to apply cash dividends on all shares of Carnival Corporation common stock owned of record by the participant, or on such lesser number of shares of Carnival Corporation common stock as may be designated by the participant, and all cash dividends on all shares of Carnival Corporation common stock credited to his or her account under the Plan, to the purchase of shares of Carnival

Corporation common stock. If an authorization card is received later than the record date for a cash dividend, the dividend will be paid to the participant in cash and participation in the Plan will begin as of the next dividend payment date.

         The dividend record date set by Carnival Corporation has been generally about fourteen days prior to the dividend payment date. Dividends have historically been paid on approximately the fourteenth day of March, June, September and December; however, such dates are subject to change at the discretion of Carnival Corporation's Board of Directors. A new authorization card, decreasing or increasing the amount of stock subject to the Plan, may be submitted at any time.

         In all cases, an authorization card must be signed by, or on behalf of, all owners of record. When shares are held by joint tenants, all should sign. When an authorization card is signed by an executor, administrator, trustee or guardian, or as attorney, the capacity in which the notification is signed must be specified. An authorized officer or other official, identified as such, should sign an authorization card of a corporate or other organizational owner.

6.       WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

         Shares purchased under the Plan will come from the authorized and unissued shares of the Carnival Corporation common stock or from shares purchased on the open market by the Agent, as determined by Carnival Corporation. Any market purchases may be in negotiated transactions, but prices may not exceed current market prices at the time of purchase.

         Neither Carnival Corporation nor the Agent shall have any liability to participants in connection with the timing of purchases, the price at which shares of the Carnival Corporation common stock are purchased, or the failure to make purchases at any time in order to comply with statutory, regulatory or other legal restrictions.

         With respect to any open market purchases made under the Plan, the Agent will have full discretion as to all matters relating to purchases, including determination of the number of shares, if any, to be purchased on any day, the time of day, the price paid for such shares, the markets in which such shares are to be purchased (including on any securities exchange or in the over-the-counter market) and the persons (including brokers or dealers) from or through whom such purchases are made.

7.       WHEN WILL FUNDS BE INVESTED UNDER THE PLAN?

         If shares are purchased from Carnival Corporation, the purchases will be made on the dividend payment date and such shares will be credited to participants' accounts on the dividend payment date. If shares are to be purchased in the open market, the Agent is to use its best efforts to apply all funds received by it to the purchase of shares within 30 days of the receipt of such funds from Carnival Corporation, subject to any applicable requirements under the federal securities laws relating to the timing and manner of purchases of Carnival Corporation common stock under the Plan. Any funds not used within 30 days of their receipt by the Agent to buy shares of Carnival Corporation common stock will be returned to participants. No interest shall be paid to the participant on any funds credited to his or her account.

8.       WHAT IS THE PURCHASE PRICE OF THE SHARES?

         If the Carnival Corporation common stock is purchased from Carnival Corporation, the price per share of the common stock purchased with participant's cash dividends will be the closing price for the Carnival Corporation common stock on the New York Stock Exchange Composite Tape on the dividend payment date, as reported in THE WALL STREET JOURNAL or other authoritative source. In the event there are no trades in the Carnival Corporation common stock on such date, the purchase price shall be the closing price on the most recent date preceding the dividend payment date, as reported in THE WALL STREET JOURNAL or other authoritative source. The price per share for open market purchases will be the weighted average price paid by the Agent for all shares of Carnival Corporation common stock purchased by it for participants in the Plan through negotiation with the seller. No share of Carnival Corporation common stock will be purchased at a price in excess of current market prices at the time of purchase.

9. HOW MANY SHARES OF CARNIVAL CORPORATION COMMON STOCK WILL BE PURCHASED FOR A PARTICIPANT?

         The number of shares to be purchased depends on the amount of the participant's dividends and the price paid for the Carnival Corporation common stock. In making purchases for the participant's account, the Agent will pool the participant's funds with those of other participants. If funds received on behalf of a participant are insufficient to buy a full share (or shares) the Agent will credit the participant's account with a fractional share computed to four decimal places.

10.      ARE ANY FEES OR EXPENSES INCURRED BY PARTICIPANTS IN THE PLAN?

         Carnival Corporation shall either pay directly or reimburse the Agent for the expenses of administering the Plan, including, but not limited to, the costs of printing and distributing Plan literature to record holders of Carnival Corporation common stock and forwarding proxy solicitation materials to participants. Participants will not be responsible for payment of any brokerage commissions or fees or service charges in connection with the purchase of shares under the Plan whether their shares are newly issued or purchased on the open market.

         Any costs incurred as a result of a participant's request to sell shares of stock in his or her account pursuant to Section 12 or 13 shall be borne by the participant. Such costs shall include, but not be limited to, brokerage commissions.

         Carnival Corporation has authorized the Agent to process all purchases and sales through various brokers. The Agent has agreed to process all purchases and sales of Carnival Corporation common stock for the Plan on a non-profit basis and will charge Carnival Corporation fees only to the extent necessary to cover costs incurred by the Agent in effecting such transactions. No minimum fees will be applied to any transaction by SunTrust Bank.

11.      WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR SHARES PURCHASED?

         Normally, certificates for shares purchased under the Plan will not be issued to participants. Instead, shares purchased for each participant will be credited to his or her account under the Plan and held for safety and convenience by the Agent, as custodian. Shares credited to the account of a participant under the Plan may not be assigned, pledged as collateral or otherwise transferred. However, either Carnival Corporation or a participant (by written notice to the Agent) may elect to have certificates for any number of full shares credited to the participant's account furnished to the participant without affecting his or her participation in the Plan. No certificates will be issued for fractional shares.

12.      HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

         A participant may withdraw from the Plan at any time by notifying the Agent in writing. If a participant's request to withdraw is received by the Agent at least five (5) days before a dividend record date, the amount of the dividend which would have otherwise been applied for purchase of Carnival Corporation common stock on the related dividend payment date and all subsequent dividends will be paid in cash to the withdrawing participant unless he or she re-enrolls in the Plan. If the request is received less than five (5) days before or after the record date but before the dividend payment date, shares will be purchased for the participant's account and, as a result, the procedure outlined below for delivery of certificates, sale of shares and cash payments will be followed.

         When a participant withdraws from the Plan, a certificate for whole shares credited to his or her account under the Plan will be issued to the participant. The participant will receive a cash payment for any fractional share.

         Generally, it will require ten days to two weeks from the time notice of withdrawal is received by the Agent until share certificates are mailed to a participant. A longer time is required if the notice is received between a dividend record date and the dividend payment date.

         Notice of a participant's death also constitutes notice of withdrawal from the Plan. Settlement will be made to the participant's duly appointed personal legal representative after the satisfaction of any applicable requirements of law.

         An eligible shareholder may again become a participant at any time following his or her withdrawal by following the procedures then in effect for enrollment in the Plan.

13.      HOW AND WHEN MAY A PARTICIPANT SELL SHARES HELD IN THE PLAN?

         Any participant may sell some or all of his or her shares in the Plan either by directing the Agent to sell the shares or through the participant's broker. If the participant elects to direct the Agent to sell the shares, the participant shall provide the Agent with an authorization form directing such a sale, specifying the number of shares to be sold. As soon as practicable after the receipt of the authorization form, the Agent will sell the shares and remit the net proceeds of the sale (the total sales price of all shares sold less the costs of the sale, including brokerage commissions) to the participant.

         If the participant elects to sell through a broker, he or she must first request the Agent to send the participant a certificate or certificates representing the requested number of shares in the Plan credited to the participant's account. As soon as practicable after the receipt of such request, the Agent will issue a certificate or certificates representing such number of shares to the participant in his or her name as it appears in the participant's account under the Plan, unless other instructions are received in writing. Generally, it will require ten days to two weeks from the time a request is received by the Agent until shares certificates are mailed to a participant. A longer time is required if the request is received between a dividend record date and the dividend payment date.

         A participant who wishes to sell some or all of his or her shares in the Plan should be aware of the risk that the price of the Carnival Corporation common stock may decrease between the time that the participant determines to sell shares in the Plan and the time that the sale is completed. This risk is borne solely by the participant.

14. WHAT HAPPENS IF CARNIVAL CORPORATION ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT, OR HAS A RIGHTS OFFERING?

         Stock dividends in the form of Carnival Corporation common stock or split shares distributed by Carnival Corporation on shares of Carnival Corporation common stock held by the Agent for a participant will be credited to the participant's Plan Account. Certificates for stock dividends and split shares distributed on shares of Carnival Corporation common stock registered in the name of the participant will be mailed directly to the participant. In the event of a subscription rights offering or a dividend in the form of stock other than Carnival Corporation common stock, such rights or such stock will be mailed directly to a participant in the Plan in the same manner as to holders of Carnival Corporation common stock not participating in the Plan.

15.      WHO VOTES THE SHARES HELD IN THE PLAN?

         The Agent will forward, as soon as practicable, any proxy solicitation materials to each participant. If the proxy is returned to the Agent on a timely basis and properly signed, the Agent will vote the whole and fractional shares credited to the participant's account in accordance with the instructions given or, if no instructions are given, in accordance with the recommendations of Carnival Corporation's management. If the signed proxy is not returned, returned unsigned or returned late, the shares credited to the participant's account will not be voted.

16. WHAT IS THE TAX STATUS OF REINVESTED CASH DIVIDENDS AND SHARES OF CARNIVAL CORPORATION COMMON STOCK ACQUIRED THROUGH THE PLAN?

         Participants are advised to consult their own tax advisors with respect to the tax consequences of their participation in the Plan. The reinvestment of cash dividends does not relieve the participant of any income tax payable on such dividends. Each year a participant will receive from the Agent all required Internal Revenue Service Federal income tax statements which reflect the dividends paid on shares of Carnival Corporation common stock registered in the participant's name and the dividends paid on the participant's credited shares of Carnival Corporation common stock under the Plan. The Agent's statements of a participant's Plan account should be retained by the participant to help determine the tax basis of shares of Carnival Corporation common stock acquired through the Plan.

         As a general matter, participants who are citizens or residents of the United States will be taxed by the United States on dividends reinvested under the Plan in the following manner:

                  (1) Participants will be treated for federal income tax purposes as having received, on the dividend payment date, a dividend equal to the greater of (i) the cash dividend payable on account of the participant's shares or (ii) the fair market value on the dividend payment date of the Carnival Corporation common stock purchased with reinvested dividends. The tax basis and a participant's income attributable to Carnival Corporation common stock purchased with reinvested dividends will be equal to the amount of such dividend, increased by the participant's pro rata share of brokerage fees paid by Carnival Corporation, if any (see Section 10).

                  (2) A participant's holding period for Carnival Corporation common stock acquired pursuant to the Plan will begin on the day following the purchase of such Carnival Corporation common stock (see
         Section 7).

                  (3) A participant will not realize any taxable income when the participant receives certificates for whole shares credited to the participant's account, either upon the participant's request for the certificates or upon withdrawal from or termination of the Plan.

                  (4) A participant will realize gain or loss when whole shares of Carnival Corporation common stock are sold or exchanged, whether such shares are sold by the Agent pursuant to the participant's request upon the participant's withdrawal from the Plan, or by the participant after withdrawal from or termination of the Plan, and, in the case of a fractional share, when the participant receives a cash payment for a fractional share credited to the participant's account upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between the amount the participant receives for the whole shares or fractional share and the tax basis of the whole shares or fractional share.

         Carnival Corporation anticipates that dividends reinvested by participants in the Plan will not be subject to income tax by the Republic of Panama.

         Because Federal tax laws change constantly and dividends reinvested pursuant to the Plan may be subject to taxes imposed by the participant's state of residence, participants are advised to consult their own tax advisors with respect to the tax consequences of their participation in the Plan, including the application of Federal, State, Local and Foreign tax laws.

17. HOW ARE PARTICIPANTS WHO ARE NEITHER UNITED STATES CITIZENS NOR RESIDENTS TAXED ON DIVIDENDS REINVESTED IN THE PLAN?

         Dividends paid by Carnival Corporation to shareholders that are neither United States citizens nor tax residents and gain recognized upon the sale of Carnival Corporation common stock by such individuals will not be subject to United States Federal income tax unless considered to be income effectively connected with a United States trade or business. Certain individuals who are not otherwise residents of the United States may be considered tax residents depending on their individual circumstances and applicable treaty rules. Participants in doubt as to their status for this purpose are urged to consult their tax advisors.

         Carnival Corporation anticipates that dividends reinvested by participants in the Plan will not be subject to income tax by the Republic of Panama.

18.      WHAT ARE THE RISKS IN PARTICIPATION IN THE PLAN?

         Each participant assumes all risks inherent in any stock purchase with respect to Carnival Corporation common stock purchased under the Plan, whether or not a certificate for the Carnival Corporation common stock has been issued to the participant. A participant has no guarantee against a decline in the price or value of the Carnival Corporation common stock, and Carnival Corporation assumes no obligation to repurchase any shares purchased under the Plan. A participant has all the rights of any other owner of the Carnival Corporation common stock with respect to the whole shares of Carnival Corporation common stock held for him under the Plan.

19.      WHAT IS THE RESPONSIBILITY OF CARNIVAL CORPORATION AND AGENT
         UNDER THE PLAN?

         Neither Carnival Corporation nor the Agent shall be liable in administering the Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability: (1) arising out of failure to terminate the participant's Plan Account upon such participant's death prior to receipt of notice in writing of such death; (2) with respect to the prices at which shares of Carnival Corporation common stock are purchased or sold for the participant's Plan Account and the time when such purchases or sales are made (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights that a participant might have under the Securities Exchange Act of 1934 or other applicable State securities laws); and (3) for any fluctuations in the market price after purchase or sale of shares of Carnival Corporation common stock.

20.      WHO INTERPRETS AND REGULATES THE PLAN?

         The Board of Directors of Carnival Corporation reserves the right to interpret and regulate the Plan. The Board of Directors may adopt rules, regulations and procedures to resolve matters not specifically covered by the Plan.

21.      MAY THE PLAN BE AMENDED OR DISCONTINUED?

         The Board of Directors of Carnival Corporation may suspend, amend, or terminate the Plan at any time upon 30 days' written notice to the participants and to the Agent setting forth the effective date of the suspension, amendment, or termination. The Board of Directors of Carnival Corporation, with the consent of the Agent, may also terminate or amend the Plan at any time effective immediately upon notice to the participants in order to correct any noncompliance of the Plan with any applicable law. Any suspension, amendment, or termination, however, shall not affect any participant's interest in the Plan which has accrued prior to the date of the suspension, amendment, or termination.

         In the event of termination of the Plan, the Agent shall issue to each participant, as soon as practicable, certificates for the whole shares credited to his or her account under the Plan and a check in the amount equal to the cash and proceeds from the liquidation of the fractional shares allocated to his or her account.

                                 LEGAL OPINIONS

         The validity of the shares of Carnival Corporation common stock issuable under the Plan has been passed upon by Tapia Linares y Alfaro, counsel to Carnival Corporation. The validity of the trust shares of beneficial interest in the P&O Princess Special Voting Trust issuable under the Plan has been passed upon by Maples and Calder, counsel to the trustee of the P&O Princess Special Voting Trust. The validity of the Carnival plc special voting share has been passed upon by Freshfields Bruckhaus Deringer, counsel to Carnival plc.


                                     EXPERTS

         The consolidated financial statements of Carnival Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K/A of Carnival Corporation for the year ended November 30, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of Carnival plc, formerly known as P&O Princess Cruises plc, as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG Audit Plc, chartered accountants and registered auditor, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2002 financial statements refers to the adoption of FRS 19 Deferred Tax.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Carnival Corporation's third amended and restated articles of incorporation and by-laws provide, subject to the requirements set forth therein, that with respect to any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, Carnival Corporation shall indemnify such person by reason of the fact that he is or was one of Carnival Corporation's or Carnival plc's directors or officers, and may indemnify such person by reason of the fact that he is or was one of Carnival Corporation's or Carnival plc's employees or agents or is or was serving at Carnival Corporation's or Carnival plc's request as a director, officer, employee or agent in another corporation, partnership, joint venture, trust or other enterprise, in either case against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to Carnival Corporation's or Carnival plc's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Carnival Corporation has entered into agreements with each of its directors providing essentially the same indemnities as are described in Carnival Corporation's third amended and restated articles of incorporation in the event that such director or such director's heirs, executors or administrators are made a party to threatened, pending or completed actions, suits or proceedings as described above.

Article 288 of Carnival plc's articles of association provides:

         "Subject to the provisions of the Companies Acts but without prejudice to any indemnity to which a director may otherwise be entitled, every director or other officer of Carnival plc or of Carnival Corporation shall be indemnified out of the assets of Carnival plc against any liability incurred by him to the fullest extent permitted under the law."

         Under the UK Companies Act 1985, a UK company is not permitted to indemnify a director or officer of the company (or any person employed by the company as an auditor) against any liability in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company. UK companies, however, may:

         o purchase and maintain liability insurance for officers and directors; and

         o indemnify officers and directors against any liability incurred by him either in defending any proceedings in which judgment is given in his favor or he is acquitted, or in connection with the court granting him relief from liability in the case of honest and reasonable conduct.

         Carnival plc has entered into agreements with each of its directors providing essentially the same indemnities as are described in Carnival plc's articles of association as described above.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Carnival Corporation or Carnival plc pursuant to the foregoing provisions, each of the registrants has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following statement sets forth the estimated amount of expenses to be borne by Carnival Corporation & plc in connection with the issuance and distribution of the securities being registered:

         Registration Fee......................................       $  2,198
         NYSE Listing Fee......................................          1,500
         Legal Fees and Expenses*..............................         50,000
         Accountants' Fees and Expenses*.......................         10,000
         Miscellaneous Expenses*...............................          5,000
                                                                      --------
         Total.................................................       $ 68,698
                                                                      ========

* Except for the registration fee and NYSE listing fee all expenses are estimates.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Carnival Corporation's third amended and restated articles of incorporation and by-laws provide, subject to the requirements set forth therein, that with respect to any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, Carnival Corporation shall indemnify such person by reason of the fact that he is or was one of Carnival Corporation's or Carnival plc's directors or officers, and may indemnify such person by reason of the fact that he is or was one of Carnival Corporation's or Carnival plc's employees or agents or is or was serving at Carnival Corporation's or Carnival plc's request as a director, officer, employee or agent in another corporation, partnership, joint venture, trust or other enterprise, in either case against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to Carnival Corporation's or Carnival plc's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Carnival Corporation has entered into agreements with each of its directors providing essentially the same indemnities as are described in Carnival Corporation's third amended and restated articles of incorporation in the event that such director or such director's heirs, executors or administrators are made a party to threatened, pending or completed actions, suits or proceedings as described above.

Article 288 of Carnival plc's articles of association provides:

         "Subject to the provisions of the Companies Acts but without prejudice to any indemnity to which a director may otherwise be entitled, every director or other officer of Carnival plc or of Carnival Corporation shall be indemnified out of the assets of Carnival plc against any liability incurred by him to the fullest extent permitted under the law."

         Under the UK Companies Act 1985, a UK company is not permitted to indemnify a director or officer of the company (or any person employed by the company as an auditor) against any liability in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company. UK companies, however, may:

         o purchase and maintain liability insurance for officers and directors; and

         o indemnify officers and directors against any liability incurred by him either in defending any proceedings in which judgment is given in his favor or he is acquitted, or in connection with the court granting him relief from liability in the case of honest and reasonable conduct.

         Carnival plc has entered into agreements with each of its directors providing essentially the same indemnities as are described in Carnival plc's articles of association as described above.

ITEM 16. EXHIBITS

4.1 Third Amended and Restated Articles of Incorporation of Carnival Corporation (incorporated by reference to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17,
         2003).

4.2 Amended and Restated By-laws of Carnival Corporation (incorporated by reference to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.3 Articles of Association of Carnival plc (incorporated by reference to the Carnival plc's current report on Form 8-K, filed on April 17,
         2003).

4.4 Memorandum of Association of Carnival plc (incorporated by reference to Carnival plc's current report on Form 8-K, filed on April 17, 2003).

4.5 Voting Trust Deed, dated as of April 17, 2003, between Carnival Corporation and The Law Debenture Trust Corporation (Cayman) Limited, as trustee (incorporated by reference to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17,
         2003).

4.6 Pairing Agreement, dated as of April 17, 2003, between Carnival Corporation, The Law Debenture Trust Corporation (Cayman) Limited, as trustee, and SunTrust Bank, as transfer agent (incorporated by reference to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.7 SVE Special Voting Deed, dated as of April 17, 2003 between Carnival Corporation, DLS SVC Limited, P&O Princess Cruises, plc, The Law Debenture Trust Corporation (Cayman) Limited, as trustee, and The Law Debenture Trust Corporation, P.L.C. (incorporated by reference to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.8 Authorization Card relating to Carnival Corporation's Automatic Dividend Reinvestment Plan.

4.9      Specimen Common Stock Certificate (incorporated by reference to Exhibit
         4.16 to the joint Registration Statement on Form S-3/F-3 of Carnival Corporation, Carnival plc and P&O Princess Cruises International Limited, filed with the Commission on June 19, 2003).

5.1      Opinion of Tapia Linares y Alfaro.

5.2      Opinion of Maples and Calder.

5.3      Opinion of Freshfields Bruckhaus Deringer.

23.1     Consent of Tapia Linares y Alfaro (included with Exhibit 5.1).

23.2     Consent of Maples and Calder (included with Exhibit 5.2).

23.3     Consent of Freshfields Bruckhaus Deringer (included with Exhibit 5.3).

23.4 Consent of PricewaterhouseCoopers LLP, Independent Certified Public Accountants.

23.5 Consent of KPMG Audit Plc Chartered Accountants, Registered Auditor of Carnival plc.

24.1 Power of Attorney of certain officers and directors of Carnival Corporation (included on the signature pages hereof).

24.2 Power of Attorney of certain officers and directors of Carnival plc (included on the signature pages hereof).


ITEM 17.  UNDERTAKINGS

         (a)      Each of the registrants hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or

         Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Each of the undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       SIGNATURES OF CARNIVAL CORPORATION

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on June 25, 2003.

                                   CARNIVAL CORPORATION


                                   By: /s/ Micky Arison
                                       -----------------------------------------
                                       Name:  Micky Arison
                                       Title: Chairman of the Board of Directors
                                              Chief Executive Officer



                                POWER OF ATTORNEY

         Each of the undersigned directors and officers of Carnival Corporation hereby severally constitutes and appoints Howard S. Frank, Gerald R. Cahill or Arnaldo Perez, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this registration statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                   TITLE                             DATE
       ---------                                   -----                             ----

/s/ Micky Arison                 Chairman of the Board of Directors             June 25, 2003
----------------------------     and Chief Executive Officer
Micky Arison                     (Principal Executive Officer)


                                 Vice-Chairman of the Board of Directors
----------------------------     and Chief Operating Officer
Howard S. Frank


       SIGNATURE                                   TITLE                             DATE
       ---------                                   -----                             ----

/s/ Gerald R. Cahill             Senior Vice President -- Finance and           June 25, 2003
----------------------------     Chief Financial and Accounting Officer
Gerald R. Cahill                 (Principal Financial Officer and Principal
                                 Accounting Officer)


/s/ Richard G. Capen, Jr.        Director                                       June 25, 2003
---------------------------
Richard G. Capen, Jr.


/s/ Robert H. Dickinson          Director                                       June 25, 2003
---------------------------
Robert H. Dickinson


/s/ Arnold W. Donald             Director                                       June 25, 2003
---------------------------
Arnold W. Donald


/s/ Pier Luigi Foschi            Director                                       June 25, 2003
---------------------------
Pier Luigi Foschi


/s/ Baroness Hogg                Director                                       June 25, 2003
---------------------------
Baroness Hogg


/s/ A. Kirk Lanterman            Director                                       June 25, 2003
---------------------------
A. Kirk Lanterman


                                 Director
---------------------------
Modesto A. Maidique


                                 Director
---------------------------
John McNulty


/s/ Sir John Parker              Director                                       June 25, 2003
---------------------------
Sir John Parker


/s/ Peter G. Ratcliffe           Director                                       June 25, 2003
---------------------------
Peter G. Ratcliffe

       SIGNATURE                                   TITLE                             DATE
       ---------                                   -----                             ----

/s/ Stuart Subotnick             Director                                       June 25, 2003
---------------------------
Stuart Subotnick


/s/ Uzi Zucker                   Director                                       June 25, 2003
---------------------------
Uzi Zucker

                           SIGNATURES OF CARNIVAL PLC

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on June 25, 2003.

                                   CARNIVAL CORPORATION


                                   By: /s/ Micky Arison
                                       -----------------------------------------
                                       Name:  Micky Arison
                                       Title: Chairman of the Board of Directors
                                              Chief Executive Officer



                                POWER OF ATTORNEY

         Each of the undersigned directors and officers of Carnival plc hereby severally constitutes and appoints Howard S. Frank, Gerald R. Cahill or Arnaldo Perez, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this registration statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                   TITLE                             DATE
       ---------                                   -----                             ----

/s/ Micky Arison                 Chairman of the Board of Directors             June 25, 2003
----------------------------     and Chief Executive Officer
Micky Arison                     (Principal Executive Officer)


/s/ Howard S. Frank              Vice-Chairman of the Board of Directors        June 25, 2003
----------------------------     and Chief Operating Officer
Howard S. Frank

       SIGNATURE                                   TITLE                             DATE
       ---------                                   -----                             ----

/s/ Gerald R. Cahill             Senior Vice President -- Finance and           June 25, 2003
----------------------------     Chief Financial and Accounting Officer
Gerald R. Cahill                 (Principal Financial Officer and Principal
                                 Accounting Officer)


/s/ Richard G. Capen, Jr.        Director                                       June 25, 2003
---------------------------
Richard G. Capen, Jr.


                                 Director
---------------------------
Robert H. Dickinson


/s/ Arnold W. Donald             Director                                       June 25, 2003
---------------------------
Arnold W. Donald


/s/ Pier Luigi Foschi            Director                                       June 25, 2003
---------------------------
Pier Luigi Foschi


                                 Director
---------------------------
Baroness Hogg


/s/ A. Kirk Lanterman            Director                                       June 25, 2003
---------------------------
A. Kirk Lanterman


/s/ Modesto A. Maidique          Director                                       June 25, 2003
---------------------------
Modesto A. Maidique


                                 Director
---------------------------
John McNulty


                                 Director
---------------------------
Sir John Parker


                                 Director
---------------------------
Peter G. Ratcliffe

       SIGNATURE                                   TITLE                             DATE
       ---------                                   -----                             ----

/s/ Stuart Subotnick             Director                                       June 25, 2003
---------------------------
Stuart Subotnick


/s/ Uzi Zucker                   Director                                       June 25, 2003
---------------------------
Uzi Zucker

                                  EXHIBIT INDEX

EXHIBIT     DESCRIPTION

4.1 Third Amended and Restated Articles of Incorporation of Carnival Corporation (incorporated by reference to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.2 Amended and Restated By-laws of Carnival Corporation (incorporated by reference to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.3 Articles of Association of Carnival plc (incorporated by reference to the Carnival plc's current report on Form 8-K, filed on April 17, 2003).

4.4 Memorandum of Association of Carnival plc (incorporated by reference to Carnival plc's current report on Form 8-K, filed on April 17, 2003).

4.5 Voting Trust Deed, dated as of April 17, 2003, between Carnival Corporation and The Law Debenture Trust Corporation (Cayman) Limited, as trustee (incorporated by reference to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.6 Pairing Agreement, dated as of April 17, 2003, between Carnival Corporation, The Law Debenture Trust Corporation (Cayman) Limited, as trustee, and SunTrust Bank, as transfer agent (incorporated by reference to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.7 SVE Special Voting Deed, dated as of April 17, 2003 between Carnival Corporation, DLS SVC Limited, P&O Princess Cruises, plc, The Law Debenture Trust Corporation (Cayman) Limited, as trustee, and The Law Debenture Trust Corporation, P.L.C. (incorporated by reference to the joint Current Report on Form 8-K of Carnival Corporation and Carnival plc, filed on April 17, 2003).

4.8 Authorization Card relating to Carnival Corporation's Automatic Dividend Reinvestment Plan.

4.9        Specimen Common Stock Certificate (incorporated by reference to
           Exhibit 4.16 to the joint Registration Statement on Form S-3/F-3 of Carnival Corporation, Carnival plc and P&O Princess Cruises International Limited, filed with the Commission on June 19, 2003).

5.1        Opinion of Tapia Linares y Alfaro.

5.2        Opinion of Maples and Calder.

5.3        Opinion of Freshfields Bruckhaus Deringer.

23.1       Consent of Tapia Linares y Alfaro (included with Exhibit 5.1).

23.2       Consent of Maples and Calder (included with Exhibit 5.2).

23.3       Consent of Freshfields Bruckhaus Deringer (included with Exhibit
           5.3).

23.4 Consent of PricewaterhouseCoopers LLP, Independent Certified Public Accountants.

23.5 Consent of KPMG Audit Plc Chartered Accountants, Registered Auditor of Carnival plc.

24.1 Power of Attorney of certain officers and directors of Carnival Corporation (included on the signature pages hereof).

24.2 Power of Attorney of certain officers and directors of Carnival plc (included on the signature pages hereof).